Exhibit 99.1

Royal Gold Provides Update on Pueblo Viejo

No material impact to December 15 shipment

DENVER, COLORADO. NOVEMBER 23, 2015: ROYAL GOLD, INC. (NASDAQ: RGLD; TSX: RGL) (“Royal Gold” or the “Company”), announced that Barrick Gold Corporation (“Barrick”) today reported a mechanical issue at the Pueblo Viejo mine in the Dominican Republic is expected to result in reduced production at the operation until mid-January 2016. Royal Gold confirmed with Barrick that the Company’s December 15 delivery will not be impacted materially by this development.

Royal Gold expects to receive its first delivery of gold with respect to Pueblo Viejo on December 15 for the period July 1 to November 30, 2015. Barrick informed the Company that the first delivery will include approximately 8,900 ounces relating to July and August 2015 production, in addition to delivery of gold for the period including September, October and November 2015.

Royal Gold is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams, and similar production based interests. The Company owns interests on 197 properties on six continents, including interests on 39 producing mines and 23 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include expectations concerning deliveries from the Pueblo Viejo mine; and statements about growth and development at operations which are subject to our streaming agreements. Please see the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission for a discussion of the Company’s risks and uncertainties. Readers are cautioned not to put undue reliance on forward-looking statements.